Exhibit 99.1

Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 415.973.5930 | www.pge.com

June 15, 2017
PG&E Senior Vice President and CNO Ed Halpin to Retire at End of 2017

SAN FRANCISCO, Calif. — Edward D. Halpin, Senior Vice President, Generation and Chief Nuclear Officer (CNO) of Pacific Gas and Electric Company (PG&E), and a 35-year veteran of the energy industry, has notified the company of his intention to retire effective December 31, 2017. The date provides the company with the appropriate time to ensure an effective transition period.

"Ed has done an outstanding job leading our nuclear and power generation operations and helping us provide customers with one of the cleanest energy portfolios in the nation. Under his leadership, PG&E has achieved excellent generation, safety and reliability results, culminating in several company and industry records. We are grateful for his service and wish him all the best,” said PG&E Corporation Chief Executive Officer and President Geisha Williams.

He joined PG&E in 2012, and in his current role, oversees all of the utility's power generation assets, including nuclear, natural gas, hydroelectric and renewable sources. He also oversees the decommissioning efforts of Humboldt Bay Power Plant, and serves as the utility's lead contact with the U.S. Nuclear Regulatory Commission. Halpin is one of the longest-serving, active CNO’s in the U.S. nuclear industry.

Prior to PG&E, Halpin was President, Chief Executive Officer and CNO at the South Texas Project Nuclear Operating Company.

Halpin served as an officer in the U.S. Navy's Nuclear Power Submarine Service after graduating with honors from the U.S. Naval Academy where he was as an All-American boxer. He also holds two master's degree in Strategic Communication/Leadership and Human Development. Additionally, Halpin has a Senior Reactor Operator Certification and is a graduate of the Institute of Nuclear Power Operations' Senior Nuclear Plant Management course and the Senior Nuclear Executives Seminar.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and www.pge.com/en/about/newsroom/index.page.